Exhibit 12.1
                                                                       8/19/2004
                              ALABAMA POWER COMPANY
              Computation of ratio of earnings to fixed charges for
                     the five years ended December 31, 2003
                       and the year to date June 30, 2004
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                                                                                                                         Six
                                                                                                                        Months
                                                                                                                        Ended
                                                                           Year ended December 31,                     June 30,
                                                        ----------------------------------------------------------   -------------
                                                           1999        2000       2001         2002         2003         2004
                                                           ----        ----       ----         ----         ----         ----
                                                        ----------------------------Thousands of Dollars--------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes                            $659,745    $698,801   $652,467   $  770,194    $  782,220     $337,376
Interest expense, net of amounts capitalized             219,150     237,873    247,789      226,732       215,858      107,469
Distributions on mandatorily redeemable preferred
 securities                                               24,662      25,549     24,775       24,599        15,255        3,938
AFUDC - Debt funds                                        11,010      20,197      9,569        6,854         6,421        3,365
                                                        ---------   ---------  ---------  -----------   -----------    ---------
Earnings as defined                                     $914,567    $982,420   $934,600   $1,028,379    $1,019,754     $452,148
                                                        =========   =========  =========  ===========   ===========    =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt                              $193,968    $222,530   $220,627   $  208,148    $  183,953     $ 90,506
Interest on affiliated loans                                   0           0      1,082          845           274        4,314
Interest on interim obligations                            9,865      10,759     13,556        1,160           388           51
Amort of debt disc, premium and expense, net              11,171      11,668     11,740       12,857        15,671        7,474
Other interest charges                                    15,158      13,113     10,352       10,577        21,993        8,489
Distributions on mandatorily redeemable preferred
 securities                                               24,662      25,549     24,775       24,599        15,255        3,938
                                                         --------    --------  ---------  -----------   -----------     --------
                                                        ---------   ---------  ---------  -----------   -----------    ---------
Fixed charges as defined                                $254,824    $283,619   $282,132   $  258,186    $  237,534     $114,772
                                                        =========   =========  =========  ===========   ===========    =========



RATIO OF EARNINGS TO FIXED CHARGES                         3.59        3.46       3.31         3.98          4.29         3.94
                                                           =====       =====      =====        =====         =====        ====

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